Press Release
FOR RELEASE: April 8, 2021

APOGEE ENTERPRISES REPORTS FISCAL 2021 FOURTH QUARTER AND FULL YEAR RESULTS

•Fourth-quarter revenue declines 8 percent to $309 million, with continued end-market headwinds

•Fourth-quarter loss of $(1.65) per diluted share, which includes $70 million of non-cash impairment charges and $5 million of restructuring charges
•Fourth quarter adjusted earnings per diluted share grow 26 percent to $0.63

•Full-year cash flow from operations increases 32 percent, to record $142 million

•Provides guidance for fiscal 2022

MINNEAPOLIS, MN, April 8, 2021 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2021 fourth-quarter and full-year results and provided guidance for fiscal 2022. Fourth-quarter revenue was $308.6 million, compared to $337.1 million in the fourth quarter of fiscal year 2020, reflecting market-related volume declines in Architectural Framing Systems and Architectural Glass, partially offset by growth in Architectural Services. The company reported a net loss of $(1.65) per diluted share in the fourth quarter, which included non-cash, pre-tax impairment charges of $70.1 million in the Architectural Framing Systems segment, $4.9 million of restructuring costs, and $0.9 million of costs related to COVID. This compares to earnings of $0.45 per diluted share in the fourth quarter of fiscal 2020. Adjusted earnings, which exclude the impact of these charges, were $0.63 per diluted share, up from $0.50 in the prior-year period1.

Full-year fiscal 2021 revenue was $1.23 billion, compared to $1.39 billion in the prior-year. Full-year earnings were $0.59 per diluted share, compared to $2.32 in fiscal 2020, with full-year adjusted earnings per share of $2.40, compared to $2.38 in fiscal 2020.

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Commentary
“Apogee’s fourth quarter results demonstrate our team’s ability to respond in challenging times, with adjusted earnings growth despite continued softness in our architectural end markets,” said Ty R. Silberhorn, Chief Executive Officer. “There is no question fiscal 2021 was a difficult year for our business and the broader non-residential construction industry. Apogee’s team rose to the challenge, adapting our business to protect the health of employees and serve our customers, while making significant progress on cost initiatives to deliver solid adjusted earnings and record full-year cash flow.”

Mr. Silberhorn continued, “As we enter fiscal 2022, uncertainty remains about the direction of non-residential construction markets. We are using this as a catalyst to accelerate our transformation, to better position the company for sustainable growth and improved profitability in the future. We will also build on the work we began in fiscal 2021, continuing to improve our cost structure and strengthen operational execution to deliver near-term results.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems fourth-quarter revenue was $131.1 million, compared to $153.2 million in the prior-year period, primarily reflecting lower volume for short lead time products and market-related project delays. Framing Systems had a fourth-quarter operating loss of $(71.0) million and operating margin of (54.1) percent, which included the $70.1 million impairment charge and $4.4 million of restructuring charges. This compares to operating income of $2.0 million and operating margin of 1.3 percent in last year’s fourth quarter. Excluding the charges, fourth-quarter adjusted operating income2 increased to $3.5 million, with adjusted operating margin of 2.7 percent, up from $2.0 million and 1.3 percent respectively in last year’s fourth quarter. This was primarily driven by cost reductions, which helped offset the impact of lower revenue. Segment backlog increased slightly to $411 million, compared to $408 million at the end of the third quarter.

Architectural Glass
Architectural Glass revenue in the fourth quarter was $82.0 million, compared to $98.3 million in the prior-year quarter, primarily reflecting market-related volume declines and project delays. The segment had operating income of $3.4 million and operating margin of 4.1 percent, which included $0.2 million of restructuring costs. This compares to $3.8 million and 3.9 percent in last year’s fourth quarter. Excluding the restructuring costs, adjusted operating income2 was $3.6 million, with adjusted operating margin of 4.4 percent, compared to $3.8 million and 3.9 percent in last year’s fourth quarter, reflecting improved factory productivity in core glass operations, which partially offset lower volumes as well as increased costs related to the small projects growth initiative.

Architectural Services
Architectural Services revenue grew 12 percent to $81.9 million, from $73.4 million in the prior-year quarter, driven by increased volume from executing projects in backlog. Fourth-quarter operating income increased to $10.7 million with operating margin of 13.1 percent, up from $8.5 million and 11.6 percent respectively in the prior-year period, primarily driven by increased volume and continued strong project execution. Segment backlog stood at $571 million, compared to $597 million at the end of the third quarter.

Large-Scale Optical
Large-Scale Optical revenue was $21.6 million, up slightly from $21.5 million in the fourth quarter last year. Segment operating income was $6.1 million, with operating margin of 28.1 percent, compared to $7.1 million and 33.0 percent respectively in last year’s fourth quarter, reflecting higher manufacturing costs and increased lease expense resulting from the sale-leaseback transaction completed in the third quarter.
2 Adjusted operating income and adjusted operating margin are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures later in this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Financial Condition
Net cash provided by operating activities in fiscal 2021 increased 32 percent to a record $142 million, compared to $107 million last year, primarily driven by strong working capital management. Capital expenditures for the fiscal year were $26.2 million, down from $51.4 million in fiscal 2020, as the company limited spending on non-essential capital projects. During the fourth quarter, the company repurchased 326,000 shares of stock for $12.1 million. For the full year, the company returned $52.5 million to shareholders through dividend payments and share repurchases, up 20 percent compared to $43.9 million in fiscal 2020.

During the fiscal year, the company reduced its total debt by $52.9 million, to $165.0 million. Year-end cash and cash equivalents increased to $47.3 million, from $15.0 million at the end of fiscal 2020.

Outlook
Apogee is providing initial guidance for fiscal year 2022, with full-year earnings expected to be in the range of $2.10 to $2.35 per diluted share. This guidance includes $7 to $10 million of expected pre-tax costs related to investments in transformation initiatives. The company expects a full-year tax rate of approximately 24.5 percent, and capital expenditures of approximately $45 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: impairment charge, restructuring costs, acquired project-related charges, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

Another non-GAAP operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial amount of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance and liquidity, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, prospects and opportunities of the company , including the following: (A) potential continuing impacts from pandemic health issues, such as the coronavirus / COVID-19, along with the impact of government stay-at-home orders or other similar directives on our future financial results of operations, our future financial condition, and our ability to continue business activities in affected regions; (B) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the condition of the U.S. economy, which impact our large-scale optical segment; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) departure of key personnel and ability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could affect the profitability of individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other event for which the company is liable; (M) dependence on information technology systems and information security concerns; (N) cost of compliance with and changes in environmental regulations; (O) commodity price fluctuations, trade policy impacts, and supply availability; (P) integration of recent acquisitions and management of acquired contracts; and (Q) impairment of goodwill or indefinite-lived intangible assets. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands, except per share amounts)	February 27, 2021	February 29, 2020	% Change	February 27, 2021	February 29, 2020	% Change
Net sales	$308,612	$337,100	(8)%	$1,230,774	$1,387,439	(11)%
Cost of sales	238,945	259,625	(8)%	955,084	1,068,480	(11)%
Gross profit	69,667	77,475	(10)%	275,690	318,959	(14)%
Selling, general and administrative expenses	123,573	61,837	100%	250,163	231,111	8%
Operating (loss) income	(53,906)	15,638	N/M	25,527	87,848	(71)%
Interest expense, net	167	1,638	(90)%	4,408	8,814	(50)%
Other income, net	807	118	584%	1,492	716	108%
(Loss) earnings before income taxes	(53,266)	14,118	N/M	22,611	79,750	(72)%
Income tax (benefit) expense	(10,895)	2,160	N/M	7,175	17,836	(60)%
Net (loss) earnings	$(42,371)	$11,958	N/M	$15,436	$61,914	(75)%

(Loss) earnings per share - basic	$(1.65)	$0.45	N/M	$0.59	$2.34	(75)%
Weighted average basic shares outstanding	25,613	26,454	(3)%	25,955	26,474	(2)%
(Loss) earnings per share - diluted	$(1.65)	$0.45	N/M	$0.59	$2.32	(75)%
Weighted average diluted shares outstanding	25,613	26,746	(4)%	26,304	26,729	(2)%
Cash dividends per common share	$0.2000	$0.1875	7%	$0.7625	$0.7125	7%

Business Segment Information
(Unaudited)
	Three Months Ended			Twelve Months Ended
(In thousands)	February 27, 2021	February 29, 2020	% Change	February 27, 2021	February 29, 2020	% Change
Net sales
Architectural Framing Systems	$131,071	$153,164	(14)%	$570,850	$686,596	(17)%
Architectural Glass	81,982	98,329	(17)%	330,256	387,191	(15)%
Architectural Services	81,896	73,352	12%	295,807	269,140	10%
Large-Scale Optical	21,611	21,461	1%	70,050	87,911	(20)%
Intersegment eliminations	(7,948)	(9,206)	(14)%	(36,189)	(43,399)	(17)%
Net sales	$308,612	$337,100	(8)%	$1,230,774	$1,387,439	(11)%
Operating (loss) income
Architectural Framing Systems	$(70,972)	$1,968	N/M	$(44,761)	$36,110	N/M
Architectural Glass	3,371	3,809	(11)%	18,678	20,760	(10)%
Architectural Services	10,712	8,500	26%	31,182	23,582	32%
Large-Scale Optical	6,073	7,081	(14)%	31,203	22,642	38%
Corporate and other	(3,090)	(5,720)	46%	(10,775)	(15,246)	29%
Operating (loss) income	$(53,906)	$15,638	N/M	$25,527	$87,848	(71)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	February 27, 2021	February 29, 2020
Assets
Cash and cash equivalents	$47,277	$14,952
Current assets	303,397	366,958
Net property, plant and equipment	298,443	324,386
Other assets	365,982	422,695
Total assets	$1,015,099	$1,128,991
Liabilities and shareholders' equity
Current liabilities	215,552	271,457
Current debt	2,000	5,400
Long-term debt	163,000	212,500
Other liabilities	141,802	122,856
Shareholders' equity	492,745	516,778
Total liabilities and shareholders' equity	$1,015,099	$1,128,991

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Twelve Months Ended
(In thousands)	February 27, 2021	February 29, 2020
Net earnings	$15,436	$61,914
Depreciation and amortization	51,440	46,795
Share-based compensation	8,573	6,607
Gain on disposal of assets	(18,644)	(2,197)
Impairment loss on goodwill and intangibles	70,069	—
Other, net	3,687	21,367
Changes in operating assets and liabilities:
Receivables	21,630	(4,217)
Inventories	(1,440)	7,142
Costs and earnings on contracts in excess of billings	44,183	(18,468)
Accounts payable and accrued expenses	(32,591)	(375)
Billings on contracts in excess of costs and earnings	(10,351)	11,314
Refundable and accrued income taxes	2,652	(8,726)
Operating lease liability	(11,513)	(10,829)
Other	(1,268)	(3,065)
Net cash provided by operating activities	141,863	107,262
Capital expenditures	(26,165)	(51,428)
Proceeds from sales of property, plant and equipment	25,108	5,307
Other	(1,090)	(917)
Net cash used by investing activities	(2,147)	(47,038)
Borrowings on line of credit	198,601	229,000
(Repayment) borrowings on debt	(5,400)	150,000
Payments on line of credit	(246,340)	(406,500)
Repurchase and retirement of common stock	(32,878)	(25,140)
Dividends paid	(19,601)	(18,714)
Other	(2,258)	(3,160)
Net cash used by financing activities	(107,876)	(74,514)
Increase (decrease) in cash and cash equivalents	31,840	(14,290)
Effect of exchange rates on cash	485	1
Cash, cash equivalents and restricted cash at beginning of year	14,952	29,241
Cash, cash equivalents and restricted cash at end of period	$47,277	$14,952

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share

	Three Months Ended		Twelve Months Ended
(In thousands)	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
Net (loss) earnings	$(42,371)	$11,958	$15,436	$61,914
Impairment (1)	70,069	—	70,069	—
Restructuring costs (2)	4,884	—	4,884	—
Gain on sale of building (3)	—	—	(19,346)	—
COVID-19 (4)	920	—	4,988	—
Post-acquisition and acquired project matters	—	2,000	1,000	(635)
Cooperation agreement advisory costs	—	—	—	2,776
Income tax impact on above adjustments (5)	(17,475)	(500)	(13,905)	(535)
Adjusted net earnings	$16,027	$13,458	$63,126	$63,520

	Three Months Ended		Twelve Months Ended
	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
(Loss) earnings per diluted common share	$(1.65)	$0.45	$0.59	$2.32
Impairment (1)	2.74	—	2.66	—
Restructuring costs (2)	0.19	—	0.19	—
Gain on sale of building (3)	—	—	(0.74)	—
COVID-19 (4)	0.04	—	0.19	—
Post-acquisition and acquired project matters	—	0.07	0.04	(0.02)
Cooperation agreement advisory costs	—	—	—	0.10
Income tax impact on above adjustments (5)	(0.68)	(0.02)	(0.53)	(0.02)
Adjusted earnings per diluted common share	$0.63	$0.50	$2.40	$2.38

Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount.
(1) Impairment charge taken on goodwill and indefinite-lived intangible assets within the Architectural Framing Systems segment, as a result of our fourth quarter annual impairment evaluation.
(2) Restructuring costs relate to exiting certain facilities within the Architectural Framing Systems segment and other termination costs across the company.
(3) Gain on sale of building within the Large-Scale Optical segment during the third quarter of fiscal 2021.
(4) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.
(5) Income tax impact calculated using an estimated statutory tax rate of 25%, which reflects the estimated blended statutory tax rate for the jurisdiction in which the charge or income occurred. Income tax impact excludes the amount of each charge that is non-deductible in the applicable jurisdiction. In prior periods, tax impacts were calculated using an effective tax rate. All such periods were recalculated herein using the 25% estimated statutory tax rate for consistency and comparability with the current period presentation. This change did not have a significant impact on the income tax impact or the adjusted net earnings or adjusted earnings per diluted common share amounts that had been reported for the three months or twelve months ended February 29, 2020.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Three Months Ended February 27, 2021
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating (loss) income	$(70,972)	(54.1)%	$3,371	4.1%	$6,073	28.1%	$(3,090)	$(53,906)	(17.5)%
Impairment (1)	70,069	53.5	—	—	—	—	—	70,069	22.7
Restructuring costs (2)	4,448	3.4	207	0.3	—	—	229	4,884	1.6
COVID-19 (4)	—	—	—	—	—	—	920	920	0.3
Adjusted operating income (loss)	$3,545	2.7%	$3,578	4.4%	$6,073	28.1%	$(1,941)	$21,967	7.1%

	Three Months Ended February 29, 2020
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$1,968	1.3%	$3,809	3.9%	$7,081	33.0%	$(5,720)	$15,638	4.6%
Acquired project matters	—	—	—	—	—	—	2,000	2,000	0.6
Adjusted operating income (loss)	$1,968	1.3%	$3,809	3.9%	$7,081	33.0%	$(3,720)	$17,638	5.2%

	Twelve Months Ended February 27, 2021
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating (loss) income	$(44,761)	(7.8)%	$18,678	5.7%	$31,203	44.5%	$(10,775)	$25,527	2.1%
Impairment (1)	70,069	12.3	—	—	—	—	—	70,069	5.7
Restructuring costs (2)	4,448	0.8	207	0.1	—	—	229	4,884	0.4
Gain on sale of building (3)	—	—	—	—	(19,346)	(27.6)	—	(19,346)	(1.6)
COVID-19 (4)	—	—	—	—	—	—	4,988	4,988	0.4
Post-acquisition and acquired project matters	—	—	—	—	—	—	1,000	1,000	0.1
Adjusted operating income (loss)	$29,756	5.2%	$18,885	5.7%	$11,857	16.9%	$(4,558)	$87,122	7.1%

	Twelve Months Ended February 29, 2020
	Framing Systems Segment		Glass Segment		LSO Segment		Corporate	Consolidated
(In thousands)	Operating income	Operating margin	Operating income	Operating margin	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$36,110	5.3%	$20,760	5.4%	$22,642	25.8%	$(15,246)	$87,848	6.3%
Cooperation agreement advisory costs	—	—	—	—	—	—	2,776	2,776	0.2
Acquired project matters	—	—	—	—	—	—	(635)	(635)	—
Adjusted operating income (loss)	$36,110	5.3%	$20,760	5.4%	$22,642	25.8%	$(13,105)	$89,989	6.5%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA
(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 27, 2021	February 29, 2020 (6)	February 27, 2021	February 29, 2020 (6)
Net (loss) earnings	$(42,371)	$11,958	$15,436	$61,914
Income tax (benefit) expense	(10,895)	2,160	7,175	17,836
Interest expense, net	167	1,638	4,408	8,814
Depreciation and amortization	13,440	12,114	51,440	46,795
EBITDA	$(39,659)	$27,870	$78,459	$135,359
Impairment (1)	70,069	—	70,069	—
Restructuring costs (2)	4,884	—	4,884	—
Gain on sale of building (3)	—	—	(19,346)	—
COVID-19 (4)	920	—	4,988	—
Post-acquisition and acquired project matters	—	2,000	1,000	(635)
Cooperation agreement advisory costs	—	—	—	2,776
Adjusted EBITDA	$36,214	$29,870	$140,054	$137,500

(6) Prior year EBITDA was recalculated to remove Other income, net. This change did not have a significant impact to the EBITDA and Adjusted EBITDA amounts that had been reported for the three months or twelve month ended February 29, 2020.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com